Exhibit 99.1

News Release

For Immediate Release

JACKSON HEWITT COMPLETES DEBT REFINANCING

PARSIPPANY, NJ – June 30, 2005 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) announced today that it has executed a new $250 million, five-year bank credit agreement arranged by Wachovia Securities to refinance the company’s existing term debt, which was prepaid on June 27, 2005, and its existing revolving credit agreements.  The new credit facility reduces total debt costs and provides additional flexibility for the Company.

As previously disclosed, the Company will record a non-cash, pre-tax expense of approximately $2.7 million in the first quarter of 2006 for the write-off of unamortized finance expenses related to the retired bank revolver and term debt.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX) is the second largest tax preparation service company in the United States, with over 5,400 franchised and company-owned offices in 49 states and the District of Columbia. Specializing in electronic filing (IRS e-file), the Company provides full service, individual federal and state income tax preparation and facilitates related financial products. Most Jackson Hewitt offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information about the Company may be obtained by visiting the Company’s website at www.jacksonhewitt.com.

Contacts:
Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Senior Director,	Senior Director,
Treasury and Investor Relations	Communications
973-496-3401	973-496-2702

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7 Sylvan Way, Parsippany, New Jersey 07054 Phone: 973.496.1040 Fax: 973.496.2760

www.jacksonhewitt.com